Exhibit 23.2

A PARTNERSHIP of INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement on Form S-4 of QI Systems Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2005 and 2004 and for the two years ended June 30, 2005, which appears in the Amendment No. 4 to Form S-4 Registration Statement filed by QI Systems Inc. on May 24, 2006, Registration No. 333-130594.

Vancouver, Canada	“Amisano Hanson”
September 5, 2006	CHARTERED ACCOUNTANTS